Exhibit 10.9

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

UNIVERSITY OF MINNESOTA

EXCLUSIVE PATENT LICENSE AGREEMENT

THIS EXCLUSIVE PATENT LICENSE AGREEMENT (this “Agreement”) is made by and between Regents of the University of Minnesota, a constitutional corporation under the laws of the state of Minnesota, having a place of business at 1000 Westgate Drive, Suite 160, St. Paul, Minnesota 55114 (the “University”), and the Licensee identified below. The University and the Licensee agree that:

The Terms and Conditions of Exclusive Patent License Agreement attached hereto as Exhibit A (the “Terms and Conditions”) are incorporated herein by reference in their entirety. In the event of a conflict between provisions of this Agreement and the Terms and Conditions, the provisions in this Agreement shall govern. Capitalized terms used in this Agreement without definition shall have the meanings given to them in the Terms and Conditions. The section numbers used in the parentheses below correspond to the section numbers in the Terms and Conditions.

1.    Licensee (§1.8): Acutus Medical, Inc., a corporation under the laws of Delaware.

2.    Field(s) of Use (§1.3): All

3.    Territory (§1.16): Any country or territory where issued and unexpired Licensed Patents and/or Licensed Patent Applications exist.

4.    Effective Date (§2): Date of the last signature of the Agreement.

5.    Licensed Technology:

5.1.    Licensed Patents(s) (§1.4):

Patent No.	Country	Issue Date	Title
7,841,986	USA	11/30/10	Methods and apparatus of three dimensional cardiac electrophysiological imaging

5.2.    Licensed Patent Applications (§1.5):

Application No.	Country	Filing Date	Title
60/799,510	USA	5/10/2006	Methods and apparatus of three dimensional cardiac electrophysiological imaging

WO2007134190	PCT	5/10/2007	Methods and apparatus of three dimensional cardiac electrophysiological imaging

07783610.4	Europe	5/10/2007	Methods and apparatus of three dimensional cardiac electrophysiological imaging

61/817,710	USA	04/30/2013	Spectral-spatio-temporal imaging of cardiac electrical activity

6.    Patent-Related Expenses (§§1.10 & 6.3): [Select one of the following)

☐	The Licensee has no obligation under this Agreement to reimburse the University for Patent-Related Expenses.

☒

The Licensee shall reimburse the University for Patent-Related Expenses incurred before and during the Term as provided in section 6.3 of the attached Terms and Conditions. Patent-Related Expenses incurred as of the Effective Date are approximately $[***].

☐

The Licensee shall reimburse the University for Patent-Related Expenses incurred during the Term as provided in section 6.3 of the Terms and Conditions. The Licensee shall have no obligation to reimburse the University for Patent-Related Expenses incurred before the Effective Date.

☐

The Licensee shall reimburse the University for Patent-Related Expenses incurred before the Effective Date, payable as follows:         . The Licensee shall have no obligation to reimburse the University for Patent-Related Expenses during the Term.

7.    Sublicense Rights (§3.1.2): [Select one of the following]

☒	Yes

☐	No

8.    Federal Government Rights (§3.2): [Select one of the following]

☒	Yes

☐	No

9.    Performance Milestones (§5.1): The Licensee shall achieve the following milestones:

Milestone	Milestone Date
Initiation of in-vitro proof of concept study	12 months from Effective Date

Completion of system design for clinical studies	24 months from Effective Date

Completion of clinical development program for approval	36 months from Effective Date

Submission to U.S. or European regulatory body for approval	48 months from Effective Date

Licensee may extend a Performance Milestone for a mutually agreed upon time if a force majeure event occurs, which time shall be reasonably sufficient to overcome such force majeure event and able to perform such milestone. A force majeure means an event beyond the reasonable control of a party, which by the exercise of due diligence, such party is unable to overcome and which make such party’s performance impossible or as impracticable as reasonably to be considered impossible under the circumstances, including, without limitation, a change of regulatory pathway or other regulatory delays, problems with clinical trial protocols or designs or adverse events.

Licensee may automatically extend one Performance Milestone by six months (and all subsequent Performance Milestones), without the prior consent of the University, upon the payment of a five thousand dollar ($5,000) extension fee. Thereafter, Licensee may extend Performance Milestones by six months (and all subsequent Performance Milestones), with the prior consent of the University, upon the payment of a five thousand dollar ($5,000) extension fee for each extension.

10.    Commercialization Reports (§5.4): On January 1 of each calendar year, the Licensee shall deliver written commercialization reports to the University as provided in section 5.4 of the Terms and Conditions.

11.    Payments (§6.1). All amounts are non-refundable, and payable as defined below or as specified in the University’s invoice.

11.1.    Upfront Payment: [***] dollars ($[***]) payable within five (5) business days after the Effective Date.

11.2.    Annual Maintenance Fee: [***] dollars ($[***]) payable beginning on the third anniversary of the Effective Date and on each anniversary of the Effective Date thereafter.

11.4.    Running Royalties and Annual Minimums.

11.4.1.    Subject to subsection 11.4.2, the Licensee shall pay the University a royalty of [***] percent ([***]%) of the Net Sales Amount of Commercial Sales of Licensed Products, determined and payable as provided in section 6.4 of the Terms and Conditions.

If the Licensee, solely in order to make (including to have made on its behalf), use, offer to sell or sell (including to have sold on its behalf), offer to lease or lease (including to have leased on its behalf), import, or otherwise offer to dispose or dispose of Licensed Products in the Field of Use in the Territory without infringing the valid and subsisting intellectual property rights of a Third Party, has taken a royalty-bearing license from the Third Party, upon the Licensee’s written request to the University, the royalty due and owing under this subsection 11.4.1 of this Agreement shall be reduced for all Commercial Sales of Licensed Products made after the thirtieth (30th) day after the University’s receipt of such request, by an amount equal to fifty percent (50%) of the amount of the running royalty payable to the Third Party in connection with granting such license; provided, however, the amount of the royalty due and owing under subsection this 11.4.1 shall not be reduced under this subsection below [***] percent ([***]%) Upon the University’s written request, the Licensee shall promptly deliver to the University a true, correct and complete copy of the executed license and all other related agreements with the Third Party.

11.4.2.    The annual minimum amount of royalties owed by the Licensee under subsection 11.4.1 shall be as follows for each of the years below. A year begins and ends on the anniversary of the Effective Date. By way of example, Year 5 means the year beginning on the fourth anniversary of the Effective Date and ending on the fifth anniversary of the Effective Date.

Year(s)	Minimum Amount of Royalties Owed
5	$	[***]
6 and 7	$	[***] each year
7+	$	[***] each year

11.5.    Sublicense Fees. Within thirty (30) days after the last day of each calendar quarter, during the term of this Agreement and the Post-termination Period, the Licensee shall pay to the University the following as earned by the Licensee during such quarter:

11.5.1.    Sublicense Royalties. The Licensee shall pay the University [***] percent ([***]%) of the Net Sales Amount of Commercial Sales of Licensed Products made by all Sublicensees subject to and in accordance with Section 11.4.

11.5.2.    Sublicense Revenues. The Licensee shall pay the University [***] percent ([***]%) of all Sublicense Revenues received during the first year of the Term, payable on the first anniversary of the Effective Date; and, thereafter, [***]% of all Sublicense Revenues, payable on each subsequent anniversary of the effective Date.

11.6.    Other Payments: Financial Milestones payable upon achievement of the following milestones

Milestone	Payment
Approval received from U.S. regulatory agency	Thirty five thousand dollars ($35,000)

First Commercial Sale outside the U.S.	One hundred thousand dollars ($100,000) due within 12 months from milestone

First Commercial Sale in the U.S.	One hundred thousand dollars ($100,000) due within 6 months from milestone

11.8.    Transfer Payment: [***] dollars ($[***]) payable as provided in section 12.5 of the Terms and Conditions.

11.9.    Administrative Handling Fee: [***] dollars ($[***]) payable as provided in subsection 8.1.1 of the Terms and Conditions.

11.10.    Interest Rate: [***] dollars ($[***]) per annum.

11.11.    Other: None

12.    Licensee’s Address for Notice (§12.13). Notices will be sent to the Licensee at:

Acutus Medical, Inc.

Attn: Randy Werneth, President & CEO

10840 Thornmint Road, Suite 100

San Diego, CA 92127

Facsimile No.:

Email: [                                                             ]

13.    Licensee’s Contact Person for Patent Prosecution Consultation (§4.2.1). The University will, as set forth in this Agreement, communicate with the contact person named below with respect to patent prosecution and maintenance: (Upon ten (10) days prior written notice to the University, the Licensee may change the person designated below.)

Acutus Medical, Inc.

Attn: Randy Werneth, President & CEO

10840 Thornmint Road, Suite 100

San Diego, CA 92127

Facsimile No.:

Email: [                                                             ]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement

Regents of the University of Minnesota		Acutus Medical, Inc.

By:	/s/ Jay W. Schrankler	By:	/s/ Randy Werneth
	Jay W. Schrankler		Randy Werneth
	Executive Director		President & CEO
Office for Technology Commercialization

Date:	4-10-14	Date:	4-21-14

UNIVERSITY OF MINNESOTA

EXHIBIT A

Terms and Conditions

Exclusive Patent License Agreement

These terms and conditions to the Exclusive Patent License Agreement (“Terms and Conditions”) govern the grant of license by Regents of the University of Minnesota (“University”) to the Licensee identified in the Exclusive Patent License Agreement (the “EPLA”). These Terms and Conditions are incorporated by reference into the EPLA. All section references in these Terms and Conditions refer to provisions in these Terms and Conditions unless explicitly stated otherwise.

1.    Definitions. For purposes of interpreting this Agreement, the following terms have the following meanings:

1.1.    “Affiliate” means with respect to the Licensee or a Sublicensee, an entity that controls the Licensee or the Sublicensee, as the case may be, is controlled by the Licensee or Sublicensee, or along with the Licensee or Sublicensee, is under the common control of a Third Party. An entity shall be deemed to have control of the controlled entity if it (i) owns, directly or indirectly, ten percent (10%) or more of the outstanding voting securities of the controlled entity, or (ii) has the right, power or authority, directly or indirectly, to direct or cause the direction of the policy decisions of the controlled entity, whether by ownership of securities, by representation on the controlled entity’s governing body, by contract, or otherwise.

1.2.    “Commercial Sale” means a bona fide sale, use, lease, transfer or other commercial disposition for a value of a Licensed Product by the Licensee or a Sublicensee, or their respective Affiliates, to a Third Party that is not an Affiliate of the Licensee or a Sublicensee. Sales of Licensed Products as clinical samples or other transfers of Licensed Products for use in research and development of such Licensed Products are exempt from royalty payments.

1.3.    “Field of Use” means the field(s) of use described in section 2 of the EPLA.

1.4.    “Licensed Patent” means (a) the patent(s) described in section 5.1 of the EPLA, (b) any issued and unexpired patent(s) issued during the Term that arose out of a Licensed Patent Application, and (c) any registrations, renewals, extensions, reissues or reexaminations of (a) and (b), and (d) any foreign counterparts of the foregoing.

1.5.    “Licensed Patent Application” means (a) the pending patent application(s) described in section 5.2 of the EPLA, (b) any patent applications filed by the University claiming inventions disclosed in the patent application(s) described in (a), (c) any related applications including, continuations, continuations-in-part, substitution, extension and divisionals of a Licensed Patent Application, (d) any patent application claiming priority to any patent application in (a), (b), or (c), and (e) any foreign counterparts of the foregoing; but, as to (c) only to the extent that a claim in a continuation-in-part application is described and enabled by the specification of a patent application listed in Section 5.2 of the EPLA.

1.6.    “Licensed Product” means any product or good in the Field of Use that is made by, made for, sold, transferred, or otherwise disposed of by the Licensee, its Sublicensees, or Affiliates of Licensee or its Sublicensees, during the Term and the Post-termination Period and that, but for the granting of the rights set forth in this Agreement, would (i) infringe (including under the doctrine of equivalents, as applicable) one or more Valid Claims in a Licensed Patent; or (ii) is covered by one or more Valid Claims in a Licensed Patent Application. “Licensed Product” also means any service provided by or for the Licensee or its Sublicensees, but for the granting of the rights set forth in this Agreement, would (i) infringe (including under the doctrine of equivalents, as applicable) one or more Valid Claims in a Licensed Patent; or (ii) is covered by one or more Valid Claims in a Licensed Patent Application. For clarification, a Licensed Product does not include catheters unless such catheters contain technology that would infringe one or more Valid Claims in a Licensed Patent or is covered by one or more Valid Claims in a Licensed Patent Application.

1.7.    “Licensed Technology” means collectively each Licensed Patent and each Licensed Patent Application.

1.8.    “Licensee” means the entity identified in section 1 of the EPLA.

1.9.    “Net Sales Amount” means the gross amount received for a Commercial Sale of a Licensed Product minus (i) all trade, quantity, and cash discounts and rebates actually allowed, (ii) all credits and allowances actually granted due to rejections, returns, billing errors, uncollected amounts, and retroactive price reductions, (iii) applicable duties and tariffs, (iv) applicable excise, sale, use, and other taxes and compulsory payments to governmental authorities,; and (v) the cost of shipping, packing, installation, insurance, and other transportation of the Licensed Products.

In the event that a Licensed Product is sold in combination with another product, component or service for which no royalty would be due hereunder if sold separately, the Net Sales Amount from such combination sales for purposes of calculating the amount of royalties due under this Agreement shall be calculated by multiplying the Net Sales Amount of the combination product by the fraction A/(A+B), where A is the average gross selling price during the previous calendar quarter of the Licensed Product sold separately and B is the gross selling price during the previous calendar quarter of the combined product(s), component(s) and/or service(s). In the event that a substantial number of separate sales were not made during the previous calendar quarter, then the Net Sales Amount shall be reasonably allocated based upon the proportion of value of the Licensed Product and such other product component or service included in such combination sale.

1.10.    “Patent-Related Expenses” means reasonable, documented, out-of-pocket costs and expenses (including out-of-pocket attorneys’ fees, patent agent fees and governmental filing fees) that the University incurs in prosecuting and maintaining the Licensed Technology.

1.11.    “Performance Milestone” means an act or event specified in section 5.1 and described in section 9 of the EPLA.

1.12.    “Post-termination Period” means the one hundred eighty (180) day period commencing on the date of termination or expiration of the Term.

1.14.    “Sublicense Revenues” means all revenue, in whatever form but excluding Sublicense Royalties, actually received by the Licensee or any of its Affiliates from a Sublicensee in consideration of its granting a such Sublicensee a sublicense to any of its rights under this Agreement, including, without limitation, annual milestone attainment, sublicense issuance, maintenance or up-front payments, or technology access fee. Sublicense Revenue shall exclude (a) royalties and profit sharing payments; (b) amounts received for equity or debt securities of Licensee or its Affiliates or the sale of all or substantially all of the business or assets of Licensee or its Affiliates to which this Agreement pertains; (c) any amounts received as reimbursement of research and/or product development, or patent prosecution, defense, enforcement and maintenance expenses, (d) amounts received for achievement of milestones based upon events substantially similar to the milestone events identified under this Agreement; and (e) amounts received for the supply of Licensed Product by or on behalf of Licensee or its Affiliates to such Sublicensee.

1.15.    “Sublicense Royalties” means a royalty paid to the Licensee or any of its Affiliates that is earned on Commercial Sales of Licensed Products by Sublicensees and that is determined as percentage of the Net Sales Amount of such Commercial Sale or as a per unit amount by the Sublicensee.

1.16.    “Sublicensee” means any non-Affiliated Third Party to whom Licensee has granted the right to manufacture and sell Licensed Products.

1.17.    “Territory” means the geographical area described in section 3 of the EPLA.

1.18.    “Third Party” means any party other than the University or Licensee.

1.19.    “Transfer Payment” means the payment to be made by the Licensee to the University specified in section 12.5 and described in section 11 of the EPLA.

1.20.    “Valid Claim” means a claim of (a) a Licensed Patent Application that has not been pending for more than five (5) years from the application date, or (b) a Licensed Patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

2.    Term. The term of this Agreement commences on the Effective Date as defined in section 4 of the EPLA and, unless terminated earlier as provided In section 8, expires on the date on which both no Licensed Patent is active in the Territory and no Licensed Patent Application is pending in the Territory (the “Term”).

3.    Grant of License.

3.1.    The Licensee’s Rights.

3.1.1.    Subject to the terms and conditions of this Agreement, the University hereby grants to the Licensee, and the Licensee hereby accepts, an exclusive license under the Licensed Technology to make (including to have made on its behalf), use, offer to sell or sell (including to have sold on its behalf), offer to lease or lease (including to have leased on its behalf), import, or otherwise offer to dispose or dispose of Licensed Products in the Field of Use in the Territory. No provision of this Agreement is to be construed to grant the Licensee, by implication, estoppel or otherwise, any rights (other than the rights expressly granted it in this Agreement) to the Licensed Technology, a Licensed Patent or Licensed Patent Application, or to any other University-owned technology, patent applications, or patents.

3.1.2.    The Licensee shall not sublicense its rights under this Agreement, unless otherwise provided in section 7 of the EPLA. If so provided, the Licensee may sublicense it rights, through multiple tiers, under this Agreement only as follows: the Licensee shall deliver to the University a true and correct copy (with those terms not reasonably necessary to determine compliance with this Agreement redacted) of the sublicense agreement or other agreement under which the Licensee purports or intends to grant such sublicense rights within ten (10) days after the execution of such agreement. The Licensee shall not enter into such agreement if the terms of the agreement are inconsistent in any respect with the terms of this Agreement, including without limitation, sections 5.2 - 5.6, 6.5, 8.3, 9.5, 10.3, and 11.3. Any sublicense made in violation of this subsection is void and constitutes an event of default under subsection 8.1.1.

3.1.3.    The Licensee may exercise the license granted under this Section 3.1 through one or more of its Affiliates, provided that Licensee shall be responsible for its Affiliates’ compliance with this Agreement.

3.2.    The United States Government’s Rights. If the University indicated in section 8 of the EPLA that the United States federal government funded the development, in whole or in part, of the Licensed Technology, then, (i) the federal government may have certain rights in and to the Licensed Technology as those rights are described in Chapter 18, Title 35 of the United States Code and accompanying regulations, including Part 401, Chapter 37 of the Code of Federal Regulations, (ii) the parties’ rights and obligations with respect to the Licensed Technology, including the grant of license set forth in subsection 3.1.1, are subject to the applicable terms of these laws and regulations.

3.3.    The University’s Rights. The University retains an Irrevocable, world-wide, royalty-free, non-exclusive right to use the Licensed Technology for teaching, research and educational purposes; provided, however, that such use does not involve the University producing or manufacturing products or providing services for sale. The University shall have the right to sublicense its rights under this section to one or more non-profit academic or research institutions. For purposes of clarification “providing services” shall not include sponsored research wherein the University receives funding to cover the direct and/or indirect costs of such research.

4.    Applications and Patents.

4.1.    Pre-EPLA Patent Filings. The Licensee acknowledges that it has reviewed each Licensed Patent and each Licensed Patent Application and that it will not dispute the inventorship, validity, or enforceability of any of the claims made in a Licensed Patent or a Licensed Patent Application, provided Licensee may file a counterclaim disputing inventorship, validity or enforceability of any Licensed Patent or Licensed Patent Application in response to any actual suit by the University alleging patent infringement. The Licensee further represents that as of the Effective Date, it has not and does not manufacture, have manufactured, offer to sell, sell, offer to lease, lease, or import (a) any product or good that infringes (including under the doctrine of equivalents, as applicable) a claim in any Licensed Patent or Licensed Patent Application, or (b) any product or good that is made using a process or machine that infringes (including under the doctrine of equivalents, as applicable) a claim in a Licensed Patent or Licensed Patent Application.

4.2.    Patent Application Filings during the Term of this Agreement.

4.2.1.    The University, in consultation with the Licensee, shall determine in which countries patent application(s) will be filed and prosecuted with respect to the Licensed Technology. The University shall retain counsel of its choice that is reasonably acceptable to Licensee to file, prosecute, and maintain such the Licensed Technology.

The University shall inform the Licensee of the status of the filing, prosecution, and maintenance of the Licensed Technology, including delivering to the Licensee pertinent notices, written and oral communications with governmental offices and officials, and documents, including those submitted to such government offices and officials, and shall consult with the Licensee on the filing, prosecution, and maintenance of the Licensed Technology, including providing Licensee a reasonable opportunity to review and comment on material submissions and correspondences with government offices and officials and incorporating Licensee’s reasonable comments and suggestions with respect thereto. The Licensee shall cooperate with the University in the filing and prosecution of all patent applications with respect to the Licensed Technology. In furtherance of the foregoing, the Licensee shall notify the University, in writing, of the individual whom the Licensee has designated to consult and cooperate as provided in this subsection and is identified in section 13 of the EPLA. The Contact Person shall respond to the University’s request for consultation and cooperation on a pending matter within fifteen business days or sooner as may be required under the circumstances. If the Contact Person fails to respond in such time period, the University, exercising its own judgment and discretion, may respond to the matter as it deems appropriate. Except as provided in subsection 4.2.2, the Licensee shall reimburse the University for all Patent-Related Expenses as provided infection 6.3 and in section 6 of the EPLA.

4.2.2.    The grant of license in section 3.1 and the definition of Territory in section 1.16 shall not extend to or include any country in which Licensee elects, In writing to the University, not to pay or reimburse the payment of the cost, in whole or in part, to seek or maintain intellectual property protection.

4.2.3.    No provision of this Agreement limits, conditions, or otherwise affects the University’s right to prosecute a patent application with respect to the Licensed Technology in any country, except as expressly set forth herein. The University retains the sole and exclusive right to file or otherwise prosecute a patent application with respect to the Licensed Technology, except as set forth herein. The Licensee shall cooperate with the University in the filing and prosecution of all patent applications with respect to the Licensed Technology. In the event the University elects not to file, prosecute or maintain any of the Licensed Technology, the University shall notify the Licensee at least sixty (60) days prior to the next applicable deadline for such Licensed Technology, in which case the Licensee shall have the right (but not the obligation) to control the filing, prosecution and maintenance of such Licensed Technology (including any Licensed Patents arising therefrom), at its own expense with counsel of its own choice. Licensee shall provide University with copies of filings and communications with respect to Patent Applications filed by Licensee under this Section 4.2.3.

4.3.    Rights in the Licensed Patents and Licensed Patent Applications. No provision of this Agreement grants the Licensee any rights, titles, or interests (except as expressly provided hereunder, including the grant of license in subsection 3.1.1) in the Licensed Patents or Licensed Patent Applications, notwithstanding the Licensee’s payment of all or any portion of the patent prosecution, maintenance, and related costs.

5.    Commercialization.

5.1.    Commercialization and Performance Milestones. The Licensee shall use its commercially reasonable efforts, consistent with sound and reasonable business practices and judgment, to commercialize the Licensed Products as soon as practicable and to maximize sales thereof. The Licensee shall perform, or shall cause to happen or be performed, as the case may be, all the Performance Milestones described in section 9 of the EPLA in accordance with the terms provided in section 9 of the EPLA.

5.2.    Covenants Regarding the Manufacture of Licensed Products. The Licensee hereby covenants and agrees that (i) the manufacture, use, sale, or transfer of Licensed Products shall comply with all applicable federal and state laws, including all federal export laws and regulations; and (ii) the Licensed Products shall not be defective in design or manufacture. The Licensee hereby further covenants and agrees that, to the extent required pursuant to 35 United States Code Section 204, it shall, and it shall cause Licensee’s Affiliates, each Sublicensee, and its Sublicensee’s Affiliates, to substantially manufacture in the United States of America all products embodying or produced through the use of an invention that is subject to the rights of the federal government of the United States of America, subject to any waiver that may be available under applicable laws. At Licensee’s request, University shall reasonably assist Licensee, its Affiliates, its Sublicensees, and its Sublicensees’ Affiliates to request a waiver to the requirement under 35 United States Code Section 204.

5.3.    Export and Regulatory Compliance. The Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR,) and the Export: Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (i) ITAR and EAR product/service/data-specific requirements; (ii) ITAR and EAR ultimate destination-specific requirements; (iii) ITAR and EAR end user-specific requirements; (iv) Foreign Corrupt Practices Act; and (v) anti-boycott laws and regulations. The Licensee shall comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other information). The Licensee certifies that it shall not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed export) the Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of U.S. export laws and regulations or other applicable U.S. laws and regulations. The Licensee shall include an appropriate provision in its agreements with its authorized Sublicensees to assure that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.

5.4.    Commercialization Reports. Throughout the Term add during the Post-termination Period, and within thirty (30) days of the date specified in the schedule set forth in section 10 of the EPLA, the Licensee shall deliver to the University written reports of the Licensee’s, Licensee’s Affiliates’, Sublicensees’ and the Sublicensees’ Affiliates’ efforts and plans to commercialize the Licensed Technology and to manufacture, offer to sell, or sell Licensed Products.

5.5.    Use of the University’s Name and Trademarks or the Names of University Faculty, Staff, or Students. No provision of this Agreement grafts the Licensee, Licensee’s Affiliates, Sublicensee or Sublicensee’s Affiliates any right or license to use the name, logo, or any marks owned by or associated with the University or the names, or identities of any member of the faculty, staff, or student body of the University. The Licensee shall not use and shall not permit a Sublicensee to use any such logos, rriarks, names, or identities without the University’s and, as the case may be, such member’s prior written approval. Notwithstanding the foregoing, the Licensee, its Affiliates, Sublicensees, and Sublicensees’ Affiliates may, without University’s prior permission, reasonably utilize University’s name or names of University employees in statements of fact (provided such statements do not imply endorsement of any product of the Licensee, its Affiliates, Sublicensees or Sublicensees’ Affiliates), in legal proceedings, regulatory filings and due diligence investigations of Licensee.

5.6.    Governmental Markings.

5.6.1.    The Licensee shall mark all Licensed Products, where feasible, with patent notice appropriate under Title 35, United States Code.

5.6.2.    As between the parties, the Licensee is responsible for obtaining all necessary governmental approvals for the development, production, distribution, sale, and use of any Licensed Product, at the Licensee’s expense, including, without limitation, any safety studies, The Licensee is responsible for including with the Licensed Product any warning labels, packaging and instructions as to the use and the quality control for any Licensed Product.

5.6.3.    The Licensee agrees to register this Agreement with any foreign governmental agency that requires such registration, and the Licensee shall pay all costs and legal fees in connection with such registration. The Licensee shall comply with all foreign laws affecting this Agreement or the sale of Licensed Products.

6.    Payments, Reimbursements, Reports, and Records.

6.1.    Payments. The Licensee shall pay all amounts due under this Agreement by check (payable to the “Regents of the University of Minnesota” and sent to the address specified in section 12.13), wire transfer, or any other mutually agreed-upon method of payment.

6.2.    Interest. All amounts due under this Agreement shall bear interest as provided in section 11 of the EPLA on the entire unpaid balance computed from the due date until the amount is paid.

6.3.    Reimbursement of Patent-Related Expenses. The Licensee shall pay invoices for Patent-Related Expenses incurred during the Term of this Agreement within thirty (30) days of its receipt of the University’s invoice. With respect to each invoice, the University shall use reasonable efforts to specify the date on which the Patent-Related Expense was incurred and the purpose of the expense (including, as applicable, a summary of patent attorney services giving rise to the expense) and provide receipts and other reasonable documentation supporting the incurrence of Patent-Related Expenses; provided, however, without limiting the University’s obligations under section 4.2, the University is not required to disclose to the Licensee any information that is protected by the University’s attorney-client privilege. Patent- Related Expenses incurred as of the Effective Date are set forth in section 6 of the EPLA. Licensee shall pay one-third of such Patent-Related Expenses incurred as of the Effective Date on each of the following: (i) the Effective Date of the Agreement, (ii) the first anniversary or the Effective Date, and (iii) the second anniversary of the Effective Date. The University reserves the right to require that Licensee provide and maintain a reasonable advance deposit with the University to ensure payment of Patent-Related expenses, provided that such deposit shall be refundable upon termination or expiration of this Agreement if there are no outstanding Patent-Related Expenses. If there is a dispute regarding an invoice under this Section 6.3, the parties will attempt to resolve such dispute in an amicable manner prior to initiating termination for breach under Article 8.

6.4.    Royalty Payments/Sales Reports. Within sixty (60) days after the last day of the second and fourth calendar quarters during the Term and the Post-termination Period, the Licensee shall deliver to the University a written sales report in the form reasonably acceptable to the University, recounting the number and Net Sales Amount (expressed in U. S. dollars) of all sales, leases, or other commercial dispositions of Licensed Products, whether made by the Licensee, its Affiliates, Sublicensees or Sublicensees’ Affiliates, during such semi-annual period. The Licensee shall deliver such written report to the University even if the Licensee is not required hereunder to pay to the University a payment for sales, leases, or other commercial dispositions of Licensed Products during the semi-annual period. The Licensee shall deliver along with such sales reports its payment for royalties owed on all Commercial Sales of Licensed Products by the Licensee, its Affiliates, Sublicensees and the Sublicensees’ Affiliates during such semi-annual period.

6.5.    Records Retention and Audit Rights.

6.5.1.    Throughout the Term and the Post-termination Period and for five (5) years thereafter, the Licensee, at its expense, shall keep and maintain and shall use commercially reasonable efforts to cause its Affiliates, each Sublicensee and such Sublicensee’s Affiliates and each non-affiliated Third Party that manufactures, sells, leases, or otherwise commercially disposes of Licensed products on behalf of the Licensee to keep and maintain complete and accurate records of all sales, leases, and other commercial dispositions of Licensed Products during the Term and the Post-termination Period and all other records that are reasonably necessary for the determination of compliance with this Agreement.

6.5.2.    In connection with an audit, the Licensee, upon written request, shall deliver, at University’s expense, to the University and its representatives true, correct and complete copies of all documents and materials (including electronic records) reasonably necessary to determine compliance with this Agreement, including, without limitation, all sublicenses granted (redacted as provided in section 3.1.2).

6.5.3.    To determine the Licensee’s compliance with the terms of this Agreement, no more than once per calendar year and upon 10 business days advance written notice to Licensee, the University, at its expense (except as set forth in this subsection), may inspect and audit the Licensee’s records referred to in subsection 6.5.1 at the Licensee’s address as set forth in this Agreement or such other location(s) as the parties mutually agree during the Licensee’s normal business hours. The Licensee shall cooperate in the audit, including providing at no cost, commodious space in the Licensee’s place of business for the auditor, as reasonably available. The Licensee shall reimburse the University for all its out-of-pocket expenses to inspect and audit such records if the University, in accordance with the results of such inspection and audit, determines that the Licensee has underpaid amounts owed to the University by at least three percent (3%) or twenty-five thousand dollars ($25,000), whichever is smaller, in a reporting period. The Licensee shall use commercially reasonable efforts to cause its Affiliates, each Sublicensee and such Sublicensee’s Affiliates and each non-Affiliated Third Party that manufactures, sells, leases, or otherwise commercially disposes of Licensed Products on behalf of the Licensee to grant the University a right to inspect and audit its Affiliates’, the Sublicensee’s, such Sublicensee’s Affiliates’ or such Third Party’s records substantially similar to the rights granted the University in this subsection, provided that in any case, Licensee shall obtain for itself customary audit rights and, at the request of University, Licensee shall exercise such audit right with respect to Licensee’s Affiliates, Sublicensees, Sublicensees’ Affiliates or such Third Party and provide the results of such audit for inspection by University. In connection with, and before the commencement of, an audit, if the Licensee requests in writing to the University, then prior to conducting such audit, the Licensee, the University and the auditor must enter into an agreement prohibiting the auditor and the University from disclosing the Licensee’s nonpublic, proprietary information to any Third Party without the

Licensee’s prior written consent; provided, however, that consistent with generally accepted auditing standards and the auditor’s professional judgment, the auditor may disclose such information to the University and its agents, counsel, or consultants. The Licensee acknowledges that such an agreement is adequate to protect its legitimate interests, and the parties agree that there shall be no additional nondisclosure agreement demanded as a condition to the commencement of an audit and the University’s exercising its rights under this subsection.

6.6.    Currency and Checks. All computations and payments made under this Agreement shall be in United States dollars. To determine the dollar value of transactions conducted in non-United States dollar currencies, the parties shall use the exchange rate for the currency into dollars as reported in the Wo// Street Journal as the New York foreign exchange mid-range rate on the last business day of the month in which the transaction occurred.

7.    Infringement.

7.1.    If a party learns of substantial, credible evidence that a Third Party is making, using, or selling a product in the Field of Use in the Territory that infringes a Licensed Patent, such party shall promptly notify the other party in writing of the possible infringement and in such notice describe in detail the information suggesting infringement of the Licensed Patent. Prior to commencing any action to enforce a Licensed Patent, the parties shall enter into good faith negotiations on the desirability of bringing suit, the parties to the action, the selection of counsel, and such other matters as the parties may agree to discuss. Following good faith negotiations on the desirability of bringing suit, the Licensee shall have the initial right, but not the obligation, to institute, prosecute and control any action, suit or proceeding to enforce such Licensed Patent with respect to such infringement, or any declaratory judgment action with respect thereto (each, an “Enforcement Action”) at its expense, using legal counsel of its choice. In the event the Licensee fails to initiate or defend any Enforcement Action with respect to any commercially significant infringement of any Licensed Patent within one hundred eighty (180) days of a request by the University to do so, the University shall have the right, but not the obligation, to initiate such an Enforcement Action, at its expense, using legal counsel of its choice; provided that University shall consider in good faith Licensee’s rationale for not initiating an Enforcement Action (including without limitation, any substantive concern regarding counterclaims by such infringing Third Party). University may be named by Licensee as a co-plaintiff in a suit initiated by Licensee only if: (a) Licensee’s and University’s respective counsel recommend that such action is necessary in their reasonable opinion to achieve standing or a court has required or will require such joinder to pursue the action, (b) University is not the first named party in the action, (c) the pleadings and any public statements by Licensee about the action state that Licensee is pursuing the action and that Licensee has the right to join University as a party, (d) Licensee does not name University as a defendant in the suit; and (e) Licensee reimburses University for any costs or expenses University incurs in participating in the suit. No provision of this Agreement limits, conditions, or otherwise affects a party’s statutory and common-law rights to commence an action to enforce a Licensed Patent except as expressly set forth herein. In any such action, the party controlling such action shall keep the other party reasonably informed of the status of such action, and the other party agrees to cooperate with the controlling party and such other party will use reasonable efforts to permit access to relevant personnel, records, papers, information, samples and specimens during regular business hours, each at the controlling party’s request and expense. As between the parties hereunder, any amounts recovered (less amounts actually paid for reasonable attorney’s fees and legal expenses) by the controlling party in any such action or settlement that constitute compensation for lost profits or sales will be retained or paid over to Licensee, provided that such amount shall be considered as Net Sales Amounts subject to the royalty rate in subsection 11.4.1 of the EPLA. All other amounts recovered (less amounts actually paid for reasonable attorney’s fees and legal expenses) by the controlling party in such action or settlement shall be retained by or paid over to Licensee, provided that such amount shall be considered subject to the rate for Sublicense Revenues in subsection 11.5.2 of the EPLA.

7.2.    If any suit, action or proceeding is brought or commenced Against the Licensee alleging the infringement of a patent or other intellectual property right owned by a Third Party by reason of the manufacture, use or sale of Licensed Products (each, a “Third Party Infringement Claim”), the Licensee shall give the University prompt notice thereof. Licensee shall have the right to defend any such Third Party Infringement Claim, provided that if the validity of a Licensed Patent is questioned in such suit, action or proceeding, the Licensee shall have no right to make any settlement or compromise which affects the scope, validity, enforceability or otherwise the Licensed Patent without the University’s prior written approval. The University will reasonably assist Licensee and cooperate in defense of any Third Party Infringement Claim at the Licensee’s request and expense. If the Licensee is required to pay a royalty or other amount to a Third Party to make, have made, use, offer to sell, sell, have sold, offer to lease, lease, import, or otherwise offer to dispose or dispose a Licensed Product as a result of a final judgment, or settlement of such Third Party Infringement Claim, then the Licensee shall be entitled to a royalty stacking set forth in section 11.4.1 of the EPLA for such royalty or other amount.

8.    Termination.

8.1.    By the University.

8.1.1.    If the Licensee materially breaches or fails to perform one or more of its material obligations under this Agreement, the University may deliver a written notice of default to the Licensee. Without further action by a party, this Agreement shall terminate if (a) the University has not been paid the full amount of the Administrative Handling Fee set forth in section 11 of the EPLA, and (b) the default has not been cured in full within either sixty (60) days after the delivery to the Licensee of the notice of default if the default relates to a payment or reimbursement obligation under this Agreement, or ninety (90) days after the delivery to the Licensee of the notice of default if the default relates to any other matter provided that, in each case, if Licensee disputes such default in good faith by providing written notice to University during the applicable cure period, University and Licensee shall attempt to resolve the matter in an amicable fashion prior to initiating termination proceedings under Article 8.

8.1.2.    The University may terminate this Agreement by delivering to the Licensee a written notice of termination at least ten (10) days before the date of termination if the Licensee (i) becomes insolvent; (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws that the Licensee fails to have released within thirty (30) days after fifing; (iii) proposes any dissolution, composition, or financial reorganization with creditors or if a receiver, trustee, custodian, or similar agent is appointed; or (iv) makes a general assignment for the benefit of creditors.

8.1.3.    The University may terminate this Agreement immediately by delivering to the Licensee a written notice of termination if the Licensee or its agents or representatives commences or maintains an action in any court of competent jurisdiction or a proceeding before any governmental agency asserting or alleging, in any respect, the invalidity or unenforceability of any of the Licensed Technology. The Licensee shall notify the University, in writing, at least thirty (30) days prior to the commencement of any such action or the institution of any such proceeding. For clarity, this section 8.1.3 shall not apply to a counter claim filed by Licensee asserting or alleging, in any respect, the invalidity or unenforceability of any Licensed Technology in response to an actual suit by the University.

8.2.    By the Licensee

8.2.1.    Cause. If the University materially breaches or fails to perform one or more of its material duties under this Agreement, the Licensee may deliver to the

University a written notice of default. The Licensee may terminate this Agreement by delivering to the University a written notice of termination if the default has not cured in full within ninety (90) days of the delivery to the University of the notice of default.

8.2.1    Convenience. Licensee may terminate this Agreement for a reason other than for breach by (i) providing ninety (90) days advance written notice of its decision to terminate; (ii) paying all amounts owing under the Agreement as of the effective date of termination; and (iii) paying the annual minimum payment of the EPLA for the year following termination. If the termination occurs before the fifth anniversary of the Effective Date, the amount due under 8.2.1 (iii) is $15,000.

8.2.1     Patent-by-Patent. Licensee may terminate this Agreement as to any particular patent application or patent within the Licensed Technology by (i) giving University written notice at least 30 days in advance of the effective date of termination selected by Licensee; (ii) paying all Patent Related Expenses associated with that particular patent application or patent through the effective date of termination; (iii) paying all royalties due for Licensed Products with respect to the particular patent application or patent through the effective date of termination. From and after the effective date of a termination under this subsection 8.2.1 with respect to a particular patent application or patent, such patent application or patent in the particular country shall cease to be within the Licensed Technology for purposes of this Agreement.

8.3.    Effect of Termination/Expiration.

8.3.1.    In the event this Agreement is terminated for any reason, any sublicense granted under section 3.1.2 shall survive and be assigned to the University, provided such Sublicensee notifies University in writing within thirty days of the termination of this agreement that it agrees to be bound by the terms and conditions of this Agreement to the extent applicable to the scope of such sublicense. Such Sublicensee’s financial obligations to University shall be limited to those due from the Licensee for the practice of such sublicense by such Sublicensee if this Agreement had remained in effect.

8.3.2.    Post-termination Period. If the Licensee or University terminates this Agreement under section 8.1 or 8.2, the Licensee may continue to offer to sell and sell, offer to lease and lease, and otherwise offer to dispose of or dispose of Licensed Products in the Territory that were manufactured before such termination. The Commercial Sales of Licensed Products during the Post-termination Period shall be governed by the terms of this Agreement, including the obligation to pay royalties on such Commercial Sales as provided in this Agreement.

9.    Release, Indemnification, and Insurance.

9.1.    The Licensee’s Release. For itself and its employees, the Licensee hereby releases the University and its regents, employees, and agents forever from any and all suits,

actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses) relating to or arising out of the manufacture, use, lease, sale, or other disposition of a Licensed Product, except to the extent arising from (i) any breach by University of this Agreement or (ii) the negligence or willful misconduct of University or any of its officers, employees and agents.

9.2.    Indemnification.

9.2.1.    The Licensee’s Indemnification. Throughput the Term and thereafter, the Licensee shall indemnify, defend, and hold the University and its regents, employees, and agents harmless from all liabilities, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses) (collectively, “Losses”) resulting from any suits, actions, claims, or demands brought by any Third Party ^‘Claims”) relating to or arising out of the Licensee’s exercises or attempt to exercise any of the rights or licenses granted it under this Agreement, including without limitation, the manufacture, use, lease, sale, or other disposition of a Licensed Product or the Licensee’s breach of any term of this Agreement; except to the extent such Losses arise from (i) any breach by the University of this Agreement or (ii) the negligence or willful misconduct of such indemnified entity.

9.2.2.    The University’s Indemnification. Subject to the limitations on liability set forth in section 11, throughout the Term and thereafter, the University shall indemnify, defend, and hold the Licensee and its directors, employees, and agents harmless from all Losses resulting from any Claims relating to or arising out of the University’s breach of this Agreement, negligence or willful misconduct.

9.2.3.    Indemnification Procedure. To be eligible to be indemnified hereunder, the indemnified entity shall provided the indemnifying party prompt notice of the Claim giving rise to the indemnification obligation under section 9.2.1 or 9.2.2, as the case may be, and the exclusive ability to defend (with the reasonable cooperation of the indemnified entity) or settle any such Claim; provided, however, that the indemnifying party shall not enter into any settlement that admits fault, wrongdoing or damages (other than monetary damages) without the indemnified entity’s written consent, such consent not to be unreasonably withheld or delayed. The indemnified entity shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the indemnifying party; provided that the indemnifying party shall have no obligation with respect to any Losses resulting from the indemnified entity’s admission, settlement or other communication without the prior written consent of the indemnifying party.

9.3.    The Licensee’s Insurance.

9.3.1.    Throughout the Term, or during such other period as the parties agree in writing, the Licensee shall maintain, and shall cause each Sublicensee to maintain, in full force and effect comprehensive general liability (“CGL”) insurance, with single claim limits of at least one million U.S. dollars ($1,000,000). Such insurance policy shall include coverage for claims that may be asserted by the University against the Licensee under section 9.2 and for claims by a Third Party against the Licensee or the University arising out of the purchase or use of a Licensed Product, with such product liability or clinical trial insurance coverage to be provided prior to the first commercial sale or use in a clinical trial of a Licensed Product. Such insurance policy must name the University as an additional insured if the University so requests in writing. Upon receipt of the University’s written request, the Licensee shall deliver to the University a copy of the certificate of insurance for such policy.

9.3.2.    The provisions of subsection 9.3.1 do not apply if the University agrees in writing to accept the Licensee’s or a Sublicensee’s, as the case may be, self-insurance plan as adequate insurance.

9.4.    Sublicensees - Release. The Licensee shall cause each Sublicensee to grant the University a release from liabilities substantially similar to the release granted in favor of the University in section 9.1.

10.    Warranties.

10.1.    Authority. Each party represents and warrants to the other party that it has full corporate power and authority to execute, deliver, and perform this Agreement, and that no other corporate proceedings by such party are necessary to authorize the party’s execution or delivery of this Agreement. The University further represents and warrants (i) it has the right to grant the rights and licenses granted herein; and (ii) it has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in or to the Licensed Technology, or any portion thereof, inconsistent with the rights granted to the Licensee herein.

10.2.    Disclaimers.

10.2.1.    EXCEPT FOR THE EXPRESS WARRANTY SET FORTH ABOVE IN SECTION 10.1, EACH PARTY DISCLAIMS AND EXCLUDES ALL WARRANTIES, EXPRESS AND IMPLIED, CONCERNING ANY SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT, OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE.

10.2.2.    The University expressly disclaims any warranties concerning and makes no representations:

(i)	that the Licensed Patent Applications will allowed or granted or that a patent will issue from any Licensed Patent Application;

(ii)	concerning the validity, enforceability, interpretation of claims or scope of any Licensed Patent; or

(iii)	that the exercise of the rights or licenses granted to the Licensee under this Agreement will not infringe a Third Party’s patent or violate its intellectual property rights.

10.3.    Sublicensees - Warranties. The Licensee shall cause each Sublicensee to give the University warranties and disclaimers and exclusions of warranties substantially similar to the warranty and disclaimers and exclusions of warranties in favor of the University in section 10.1 and subsections 10.2.1 and 10.2.2.

11.    Damages.

11.1.    Remedy Limitation. EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, NEITHER PARTY SHALL BE LIABLE FOR LOST PROFITS, LOST BUSINESS OPPORTUNITY, INVENTORY LOSS, WORK STOPPAGE, LOST DATA OR ANY OTHER INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OF ANY KIND.

11.2.    Damage Cap. THE UNIVERSITY’S TOTAL LIABILITY FOR THE BREACH OR NONPERFORMANCE OF THIS AGREEMENT SHALL NOT EXCEED THE TOTAL AMOUNT OF PAYMENTS PAID TO THE UNIVERSITY (LESS ANY AMOUNTS DISTRIBUTED TO INDIVIDUAL INVENTORS AND AMOUNTS RECEIVED AS PATENT RELATED EXPENSES) UNDER THIS AGREEMENT PRECEDING THE COMMENCEMENT OF ANY SUIT OR ACTION. THIS LIMITATION APPLIES TO CONTRACT, TORT, AND ANY OTHER CLAIM OF WHATEVER NATURE.

11.3.    Sublicensees - Damages. The Licensee shall cause each Sublicensee to agree to limitations of remedies and damages substantially similar to the limitations of remedies and damages set forth in sections 11.1 and 11.2.

12.    General Terms

12.1.    Access to University Information.

12.1.1.    Data Practices Act. The parties acknowledge that the University is subject to the terms and provisions of the Minnesota Government Data Practices Act, Minnesota Statutes §13.01 et seq. (the “Act”), and that the Act requires, with certain exceptions, the University to permit the public to inspect and copy any information that the University collects, creates, receives, maintains, or disseminates.

12.1.2.    Confidentiality. To the extent permitted by law, including as provided in the Act, the University shall hold in confidence the reports described in sections 5.4 and 6.4 and the records inspected in accordance with section 6.5 of the Terms and Conditions, and any other information that is disclosed by Licensee to University under this Agreement which is designated as “Confidential” or proprietary” (collectively, “Confidential Information”) and may only disclose such Confidential Information to University employees, agents and contractors who need to know such Information for the purpose of exercising the University’s rights or performing the University’s obligations under this Agreement and who are bound by written obligations of confidentiality no less restrictive than those provided herein. Upon termination or expiration of this Agreement, the University shall return to Licensee all copies and embodiments of the Confidential Information, except that University may retain one copy of the Confidential Information solely to determine its compliance with the confidentiality obligations herein. No provision of this Agreement is to be construed to further prohibit, limit, or condition the University’s right to use and disclose any information in connection with enforcing this Agreement, in court or elsewhere, except as expressly provided herein.

12.2.    Amendment and Waiver. The Agreement may be amended from time to time only by a written instrument signed by the parties. No term or provision of this Agreement may be waived and no breach excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented. No waiver of a breach is to be deemed a waiver of a different or subsequent breach.

12.3.    Applicable Law and Forum Selection. The internal laws of the state of Minnesota, without giving effect to its conflict of laws principles, govern the validity, construction, and enforceability of this Agreement. A suit, claim, or other action to enforce the terms of this Agreement may be brought only in the state courts of Hennepin County, Minnesota. The Licensee hereby submits to the jurisdiction of that court and waives any objections it may have to that court asserting jurisdiction over the Licensee or its assets and property. Notwithstanding the foregoing, any dispute regarding the validity of any Licensed Patent shall be litigated in the U.S. District Court of Minnesota, and the parties agree not to challenge personal jurisdiction in such forum.

12.4.    Assignment and Sublicense. Except as permitted under subsection 3.1.2 and section 12.5 of the Terms and Conditions, the Licensee shall not assign or sublicense its interest or delegate its duties under this Agreement. Any assignment, sublicense, or delegation attempted to be made in violation of this section is void. Absent the consent of all the parties, an assignment or delegation will not release the assigning or delegating party from its obligations accrued prior to the effective date of assignment. The Agreement inures to the benefit of the Licensee and the University and their respective successors and permitted assigns, sublicensees and trustees.

12.5.    Change of Control. Notwithstanding section 12.4, the Licensee, without the prior approval of the University, may assign all, but no less than all, its rights and delegate all its duties under this Agreement to another if (i) the Licensee delivers to the University written notice of the proposed assignment (along with pertinent information about the terms of the assignment and assignee) at least five (5) days before the effective date of the event described in part iii of this paragraph, (ii) pay to the University the Transfer Payment prior to the effective date of the event described in part iii of this paragraph, and (iii) the assignment is made as a part of and in connection with (a) the sale by the Licensee of all or substantially all of its assets to a successor in interest, (b) the sale, transfer, or exchange by the shareholders, partners, or equity owners of the Licensee of a majority interest in the Licensee to a successor in interest, or (c) the merger of the Licensee into another corporation or other business entity. Any assignment attempted to be made or made in violation of this subsection is void.

12.6.    Collection Costs and Attorneys^ Fees. If a party fails to perform an obligation or otherwise breaches one or more of the terms of this Agreement, the other party may recover from the non-performing breaching party all its reasonable costs (including actual attorneys’ and investigative fees) to enforce the terms of this Agreement.

12.7.    Consent and Approves. Except as otherwise expressly provided, in order to be effective, all consents or approvals required under this Agreement must be in writing.

12.8.    Construction. The headings preceding and labeling the sections of this Agreement are for the purpose of identification only and are not to be employed or used for the purpose of construction or interpretation of any portion of the EPLA. As used herein and where necessary, the singular includes the plural and vice versa, and masculine, feminine, and neuter expressions are interchangeable.

12.9.    Enforceability. If a court of competent jurisdiction adjudges a provision of this Agreement to be unenforceable, invalid, or void, such determination is not to be construed as impairing the enforceability of any of the remaining provisions hereof and such provisions will remain in full force and effect.

12.10.    Entire Agreement. The parties intend this Agreement (including all attachments, exhibits, and amendments hereto) to be the final and binding expression of their contract and agreement with respect to the subject matter hereof and the complete and exclusive statement of the terms thereof. The Agreement cancels, supersedes, and revokes all prior negotiations, representations and agreements among the parties, whether oral or written, relating to the subject matter of this Agreement.

12.11.    Language and Currency. Unless otherwise expressly provided in this Agreement and in order to be effective, all notices, reports, and other documents and instruments that a party elects or is required to deliver to the other party must be in English, and all notices, reports, and other documents and instruments detailing revenues and earned under this Agreement or expenses chargeable to a party must be United States dollar denominated.

12.12.    No Third-Party Beneficiaries. No provision of this Agreement, express or implied, is intended to confer upon any person other than the parties to this Agreement any rights, remedies, obligations, or liabilities hereunder. No Sublicensee may enforce or seek damages under this Agreement.

12.13.    Notices. In order to be effective, all notices, requests, and other communications that a party is required or elects to deliver must be in writing and must be delivered personally, or by facsimile or electronic mail (provided such delivery is confirmed), or by a recognized overnight courier service or by United States mail, first-class, certified or registered, postage prepaid, return receipt requested, to the other party at its address set forth below or to such other address as such party may designate by notice given under this section:

If to the University:	University of Minnesota Office for Technology Commercialization 200 Oak Street SE, Suite 280 Minneapolis, MN 55455 Fax: [ ] E-mail: [ ]

For notices sent under section 8, with a copy to:	University of Minnesota Office of the General Counsel Attn: Transactional Law Services 360 McNamara Alumni Center 200 Oak Street S.E. Minneapolis, MN 55455-2006 Facsimile No.: [ ]

If to the Licensee:	As indicated in section 12 of the EPLA.

12.14.    Relationship of Parties. In entering into, and performing their duties under this Agreement, the parties are acting as independent contractors and independent employers. No provision of this Agreement creates or is to be construed as creating a partnership, joint venture, or agency relationship between the parties. No party has the authority to act for or bind the other party in any respect.

12.15.    Security Interest. In no event may the Licensee grant, or permit any person to assert or perfect, a security interest in the Licensee’s rights under this Agreement.

12.16.    Survival. Immediately upon the termination or expiration of this Agreement, except for certain rights granted for the Post-termination Period, all the Licensee’s rights under this Agreement terminate; provided, however, the Licensee’s rights and obligations that have accrued before the effective date of termination or expiration (e.g., the obligation to report and make payments on sales, leases, or commercial dispositions of Licensed Products and to reimburse the University for Patent-Related Expenses) and the obligations specified in section 6.5.1 shall survive. The obligations and rights set forth in sections 6.4 and 8.3 and sections 9,10, 11, and 12 also survive the termination or expiration of this Agreement.